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                                                                   EXHIBIT 23.7

                       CONSENT OF HUGHES & LUCE, L.L.P.

     The opinion of Hughes & Luce, L.L.P. regarding certain federal income tax matters set forth in Exhibit 8.2 to the CapRock Communications Corp. Registration Statement on Form S-4 (the "Registration Statement") may be filed as an exhibit to the Registration Statement. Hughes & Luce, L.L.P. also consents to the reference to this firm as having passed on the validity of certain federal income tax matters under the caption "Legal Matters" in the prospectus that constitutes a part of the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                       Very truly yours,



                                       /s/ HUGHES & LUCE, L.L.P.